DEFINITIVE PROXY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CORE/3001926.0002/131169639.14

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS AND
PROXY STATEMENT

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MGP INGREDIENTS, INC.
Cray Business Plaza 100 Commercial Street
Atchison, Kansas 66002

April 18, 2017

NOTICE OF ANNUAL MEETING
To the Stockholders:
The Annual Meeting of Stockholders of MGP Ingredients, Inc. (the “Annual Meeting”) will be held at the Atchison Event Center located at 710 S. 9th Street, Atchison, Kansas, on June 1, 2017, beginning at 10:00 a.m., local time. Stockholders will consider and vote to:
1.    Elect nine (9) directors;
2.    Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm;
3.    Adopt an advisory resolution to approve the compensation of our named executive officers;
4.    Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and
5.    Transact such other business as may properly come before the meeting.
The record date for determining which stockholders may vote at this meeting or any adjournment is April 3, 2017.
We are distributing our proxy materials to our stockholders primarily via the Internet under the “Notice and Access” rules of the Securities and Exchange Commission (“SEC”). This approach saves printing and mailing costs and reduces the environmental impact of our Annual Meeting, while providing a convenient way to access the materials and vote. On April 21, 2017, we are mailing a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on April 3, 2017, containing instructions about how to access our proxy materials and vote online or vote by telephone.
Please review the instructions on each of your voting options described in this proxy statement and in the notice you received by mail. Your vote is important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE AS SOON AS POSSIBLE.

By Order of the Board of Directors

Karen Seaberg
Chairperson of the Board

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PROXY STATEMENT
We are providing this proxy statement (the “Proxy Statement”) to you on the Internet, or upon your request, have delivered a printed version of this Proxy Statement to you by mailing in connection with the solicitation by the Board of Directors of MGP Ingredients, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of its stockholders to be held on June 1, 2017 (including any adjournment or postponement thereof).
These materials were first sent or made available to stockholders on or about April 18, 2017 and include:

•	The Notice of the Company’s 2017 Annual Meeting of Stockholders;

•	This Proxy Statement; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.
If you requested print versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.
Use of “Notice and Access”
Pursuant to rules adopted by the SEC, we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce the cost to the Company associated with the physical printing and mailing of materials.
VOTING MATTERS
How You Can Vote
Voters include recordholders, persons holding MGP stock in our Employee Stock Purchase Plan (“ESPP”) and persons holding MGP stock through a broker or other nominee.
Stock Held of Record. If you are a stockholder of record, there are four ways to vote:
Internet Voting. You may vote by proxy via the Internet by following the instructions provided in the Notice.
Telephone Voting. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
Voting By Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Voting in Person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.
Stock Held Through a Broker or Other Nominee. If your shares are held in a brokerage account at a brokerage firm, bank, broker-dealer or similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote your shares. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form. As a beneficial owner, you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you obtain a legal proxy from your broker, bank, or other nominee and present it to the inspectors of election at the Annual Meeting with your ballot.

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If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The only routine matter for which your broker will be permitted to vote on your behalf without your instructions is the proposal related to the selection of KMPG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspectors of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
If you are a beneficial owner of shares held in street name, there are four ways to vote:
Internet Voting. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice.
Telephone Voting. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.
Voting By Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.
Voting in Person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee. Please contact your broker, bank, or other nominee for instructions regarding obtaining a legal proxy.
Stock Held in the MGP ESPP. Persons with shares held in the MGP ESPP may give their voting instructions to the ESPP plan administrator by any of the methods specified above. If you hold shares in the ESPP and do not provide instructions, your shares will not be voted.
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the meeting by:

•	sending timely written notice of revocation to the corporate secretary;

•	submitting another timely proxy by telephone, Internet or mail; or

•
attending the Annual Meeting and voting in person. If voting in person, please bring written evidence confirming your ownership of the shares you wish to vote. If you hold through a trustee, broker or nominee, you may recast your vote or revoke your proxy by timely following the procedures of the trustee, broker or nominee. Without further action, your attendance at the Annual Meeting will not automatically revoke your proxy.

Attendance and Voting in Person at the Annual Meeting. Only recordholders or their properly appointed proxies, beneficial owners of MGP stock who have evidence of such ownership and provide personal identification (such as a driver’s license or passport), and our guests may attend the Annual Meeting. ESPP participants and broker customers may only vote by instructing the plan administrator, broker or nominee and may not cast ballots at the Annual Meeting unless the plan administrator, broker or nominee has instructed us otherwise. Recordholders who vote in person by ballot at the Annual Meeting will thereby revoke any proxy previously appointed.
Other Voting Matters
The holders of record of the Company’s common stock, no par value (“Common Stock”), and the Company’s preferred stock, $10 par value (“Preferred Stock”), at the close of business on April 3, 2017 are entitled to notice of and to vote at the Annual Meeting. As of April 3, 2017, there were 16,709,908 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding. You are entitled to one vote for each share owned of record on that date.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.
If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy card will have the discretion to vote on those matters for you. As of the printing of this Proxy Statement, we do not know of any other matter to be presented at the Annual Meeting.

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How Votes are Counted and Voting Requirements
Quorum. For you to approve proposals at the 2017 Annual Meeting, we must have a quorum. A quorum means the holders of a majority of the shares of each class of MGP stock outstanding on the record date are present at the Annual Meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a broker has not received directions from customers and does not have discretionary authority to vote the customers’ shares on a non-routine matter. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.
Votes Required for Approval. Generally, holders of Common Stock and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.
Proposal 1 – Elect Nine (9) Directors. Election of Group A directors is determined by a majority of votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee). If any nominee for Group A director receives a greater number of votes "against" his or her election than votes "for" such election, our Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of Group A nominees. Holders of Common Stock are entitled to vote on the election of the Group A directors only. Election of Group B directors is determined by a plurality vote (meaning the candidates for office who receive the highest number of votes of the class entitled to vote on such director position will be elected). Holders of Preferred Stock are entitled to vote on the election of the Group B directors only. Because it is a plurality vote, abstentions and withheld votes will have no effect on the election of Group B nominees. Broker non-votes are disregarded and will not affect the determination of a plurality.
Proposal 2 – Ratify the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm. Ratification of KPMG LLP as MGP’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Ratification of the independent registered public accounting firm is considered a routine matter and, accordingly, broker non-votes cannot occur.
Proposal 3 – Adopt an Advisory Resolution to Approve the Compensation of our Named Executive Officers. Adoption of the resolution (referred to as “Say-on-Pay”) requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
Proposal 4 – Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation. The advisory vote on the frequency of Say-on-Pay is determined by a plurality vote, and the alternative that receives the highest number of votes of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting will be deemed the preferred frequency selected by stockholders. Because it is a plurality vote, abstentions and withheld votes will have no effect on the preferred frequency selected. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
All other proposals – All other proposals require the affirmative vote of holders of a majority of shares of Common Stock and a majority of shares of Preferred Stock entitled to vote that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Brokers may vote on routine matters but cannot vote on non-routine matters.
The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company’s telephone number at that address is (913) 367-1480.

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PROPOSAL 1 –ELECT NINE (9) DIRECTORS

The Board of Directors has nominated each of James L. Bareuther, David J. Colo, Terrence P. Dunn, Anthony P. Foglio, Augustus C. Griffin, George W. Page, Jr., Daryl R. Schaller, Karen L. Seaberg, and M. Jeannine Strandjord for election as a director, to hold office until the Annual Meeting of stockholders to be held in 2018 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Information regarding the director nominees is set forth below under the heading “Information Regarding Director Nominees.”
Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. If any nominee declines to serve or becomes unavailable for any reason before the election, the proxies may be voted for such substitute nominees as the Board of Directors may designate.
Voting Standard. Proxies will be voted in favor of James L. Bareuther, Terrence P. Dunn, Anthony P. Foglio and Daryl R. Schaller for Group A directors and David J. Colo, Augustus C. Griffin, George W. Page, Jr., Karen L. Seaberg and M. Jeannine Strandjord for Group B directors unless other instructions are given. Holders of Common Stock are entitled to vote on the election of the Group A directors only and holders of Preferred Stock are entitled to vote on the election of the Group B directors only. Group A directors are elected by a majority of votes cast. Abstentions and broker non-votes are disregarded in determining the outcome of the vote. Group B directors are elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and the nominees who receive the most votes will be elected. Votes may be cast in favor of a director or withheld. Withheld votes and broker non-votes are disregarded in determining a plurality.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF JAMES L. BAREUTHER, DAVID J. COLO, TERRENCE P. DUNN, ANTHONY P. FOGLIO, AUGUSTUS C. GRIFFIN, GEORGE W. PAGE, JR., DARYL R. SCHALLER, KAREN L. SEABERG AND M. JEANNINE STRANDJORD AS DIRECTORS OF THE COMPANY.

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PROPOSAL 2 – RATIFY THE APPOINTMENT OF KPMG LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 2017. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Information regarding the aggregate fees billed by KPMG LLP for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees, (iii) professional services rendered for tax compliance, tax advice or tax planning and (iv) other products and services is reported below under the heading “Audit and Certain Other Fees Paid Accountants.”
Voting Standard. For the ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to the vote on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

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PROPOSAL 3 –
ADOPT AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides that the Company’s stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s (“SEC”) rules. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting the following “say-on-pay” proposal, which gives stockholders the opportunity to approve or not approve the Company’s compensation program for named executive officers, as disclosed pursuant to Item 402 of Regulation S−K, by voting for or against the resolution set out below. While our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote is advisory in nature and will not be binding on the Company.
The Board and the Company’s Human Resources and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company, the Board and the Human Resources and Compensation Committee will consider the results of the vote in future compensation deliberations.
At the 2016 Annual Meeting of Stockholders, all of the shares of Preferred Stock and 99.1% of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, voted in favor of our say-on-pay proposal, reflecting broad stockholder support for the Company’s compensation of its named executive officers.
It is expected that the next say-on-pay vote will occur at the 2018 Annual Meeting of Stockholders.
Voting Standard. For the advisory vote seeking approval of a resolution to approve named executive officer compensation, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, voting as separate classes, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to the advisory vote on the approval of a resolution to approve named executive officer compensation will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE FOLLOWING RESOLUTION: “RESOLVED, THAT THE STOCKHOLDERS OF MGP INGREDIENTS, INC. APPROVE, ON AN ADVISORY BASIS, COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S−K, INCLUDING THE COMPENSATION OVERVIEW, COMPENSATION TABLES AND NARRATIVE DISCUSSION.”

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PROPOSAL 4 –
CONDUCT AN ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation set forth in Proposal No. 3 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. The Dodd-Frank Act requires that stockholders have such opportunity to vote on the frequency of say-on-pay votes every six years after the initial vote. The Company held the initial frequency vote at the 2011 Annual Meeting of Stockholders, where the stockholders voted for holding a say-on-pay vote every year.

The Board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time. Holding an annual advisory vote best enables the Board and the Human Resources and Compensation Committee to thoughtfully evaluate and respond to stockholder input and effectively implement any changes to the Company's executive compensation program that they may deem necessary or appropriate.

While the Board recommends that stockholders vote to hold the advisory vote every year, the voting options are to hold the advisory vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal. Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. While the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation.

Although holders of both Preferred Stock and Common Stock are being asked to vote on an advisory basis on Proposal No. 4, the option of one year, two years, or three years that receives the highest number of votes cast by holders of Common Stock will be deemed by the Board of Directors to be the preferred frequency of stockholders when determining the frequency of future advisory votes on executive compensation.

It is expected that the next vote on a frequency of say-on-pay proposal will occur at the 2023 Annual Meeting of Stockholders.

Voting Standard. For the advisory vote on the frequency of Say-on-Pay, selection of an alternative is determined by a plurality vote, and the alternative that receives the highest number of votes of the shares of Common Stock and Preferred Stock of the Company that are entitled to vote and that are present in person or by proxy at the Annual Meeting will be deemed the preferred frequency selected by stockholders. Because it is a plurality vote, abstentions and withheld votes will have no effect on the preferred frequency selected. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING
ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

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BOARD OF DIRECTORS

Listed below are the nine nominees for election as a director, each of whom currently serves on the Board. Each director elected at the Annual Meeting will serve a one-year term.
Information Regarding Director Nominees

Directors and Board Nominees	Age[1]	Class of Director[2]	Dates of Service on MGP Board	Current Service on MGP Board
James L. Bareuther	71	Group A	May 2016-present	Audit Human Resources and Compensation Nominating and Governance
David J. Colo Human Resources and Compensation Committee Chairman	54	Group B	August 2015-present	Audit Human Resources and Compensation Nominating and Governance
Terrence P. Dunn Nominating and Governance Committee Chairman	67	Group A	May 2014-present	Audit Human Resources and Compensation Nominating and Governance
Anthony P. Foglio	71	Group A	May 2014-present	Audit Nominating and Governance
Augustus C. Griffin President and Chief Executive Officer	57	Group B	August 2014-present	-
George W. Page, Jr.	61	Group B	May 2014-present	Audit Human Resources and Compensation Nominating and Governance
Daryl R. Schaller, Ph.D.	73	Group A	October 1997-present	Audit Human Resources and Compensation Nominating and Governance
Karen L. Seaberg Board Chairperson	69	Group B	August 2009-present Chairperson from December 2014-present	Human Resources and Compensation Nominating and Governance
M. Jeannine Strandjord Audit Committee Chairperson	70	Group B	December 2013-present	Audit Human Resources and Compensation Nominating and Governance

1All ages are as of April 8, 2017.
2Group A indicates the director is elected by holders of Common Stock. Group B indicates the director is elected by holders of Preferred Stock.
Board Nominees

JAMES L. BAREUTHER

Mr. Bareuther served as Chief Operating Officer of Brown-Forman Corporation from 2003 until his retirement in 2010. At Brown-Forman, he was responsible for the company’s spirits and wine business in more than 140 countries across the globe. Prior to joining Brown-Forman as Director of U.S. sales in 1994, Mr. Bareuther was Executive Vice President of Sales and Marketing for the Seagram Classics Wine Company in New York and California. He previously worked for Beringer Vineyards, a leading wine firm in Napa Valley, California. He is a former three-term Chairman of the Distilled Spirits Council of the United States (“DISCUS”), a national trade association based in Washington, D.C. representing producers and marketers of distilled spirits sold in the United States and around the world. He has served as a director of First Beverage Group since 2012 and as chairman of the board of directors since April 2014. Additionally, Mr. Bareuther has served on the board of directors of Luna Winery since 2013 and served on the board of directors of Windy Hill Spirits from 2012 until its sale in 2016. The Company believes that Mr. Bareuther’s qualifications to serve on the Board include his extensive expertise and experience in the alcohol beverage industry.

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DAVID J. COLO

Mr. Colo has served as President, Chief Executive Officer and a director of SunOpta, Inc. since February 2017. He served as Executive Vice President and Chief Operating Officer of Diamond Foods, Inc. from 2013 until March 2016. He joined Diamond Foods in 2012 as Executive Vice President of Global Operations and Supply Chain. For the three years prior to joining Diamond Foods, Mr. Colo served as an independent industry consultant focusing on organizational optimization and planning. From 2003 to 2005, he served as President of ConAgra Food Ingredients. Before his employment at ConAgra Foods, Mr. Colo spent several years with Nestle-Purina Pet Care Company in roles of increasing responsibility, including Vice President of Supply for the company’s Golden Products Division, and Vice President of Store Brands and Venture Development. He also served two years as President of the American Dehydrated Onion and Garlic Association. The Company believes that Mr. Colo’s qualifications to serve on the Board include his extensive experience in the food industry.
TERRENCE P. DUNN

Mr. Dunn served as President and Chief Executive Officer of J.E. Dunn Construction Group Inc. (formerly known as Dunn Industries) from 1989 until his retirement in 2015. Since 1989, he has also served as a director of J.E. Dunn Construction Group. J.E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J.E. Dunn Construction Company. Since 2003, he has served as a director of UMB Financial Corp., where he serves as lead director and chairs the Governance Committee. He has also served as a director of Kansas City Southern since 2007, where he is a member of the Audit and Nominating and Governance Committees. Mr. Dunn served as a director of Commerce Bank of Kansas City from 1993 until 1997 and H&R Block Bank from 2007 until 2009. Mr. Dunn brings significant board and governance experience from his service as past director of the board of the Federal Reserve Bank of Kansas City from 1998 until 2003 and from serving on the boards of directors of businesses having operations within the Company’s geographic footprint. He also has extensive management skills as the former chief executive of a large construction company having offices throughout the United States, operations experience in project management with responsibilities for budgeting, and in the management of significant growth of his company in geographic scope and volume over the past 20 years. The Company believes that Mr. Dunn’s qualifications to serve on the Board include his extensive executive experience in managing a capital intensive business, as well as his experiences and expertise in corporate finance and accounting, strategic planning, executive compensation matters and his board leadership skills.
ANTHONY P. FOGLIO

Mr. Foglio’s career spans over 40 years in the alcohol beverage industry. Since 2010, he has served as the Chairman of Anchor Brewers and Distillers. From 2008 until 2010, he served as the Chairman of Preiss Imports, which merged into Anchor Brewers and Distillers. He served as the Chairman of Skyy Spirits, LLC from 2006 to 2008 and as the President and CEO of Skyy Spirits from 1998 to 2006. Mr. Foglio helped Skyy Spirits become a multi-brand portfolio, spanning a variety of categories including vodkas, tequilas, rums, gins, whiskies, cordials, liqueurs and distinctive Campari brands. During his career, Foglio has fostered profitable growth and development of world-renowned brands including SKYY Vodka, 1800 Tequila, Smirnoff Vodka, Bailey’s Irish Cream, Jose Cuervo Tequila, and J & B Scotch, and is now leading the focus within the craft beer and spirits world via Anchor Brewing and Anchor Distilling. The Company believes that Mr. Foglio’s qualifications to serve on the Board include his extensive expertise and experience in the alcohol beverage industry and management of the growth and development of multi-brand portfolios.
AUGUSTUS C. GRIFFIN

Mr. Griffin has served as President and Chief Executive Officer since July 2014. Immediately prior to joining MGP, he served as Executive Vice President of Marketing for Next Level Spirits, a northern California-based producer, importer, and distributor of premium wine and spirits brands. Between November 2011 and March 2013, Mr. Griffin served as brand and business consultant for Nelson’s Green Brier, Tennessee. He served for 24 years with Brown-Forman Corporation in increasingly important brand management and general management roles, where he ultimately became Senior Vice President and Global Managing Director in charge of the company’s flagship Jack Daniel’s business in 2008. The Company believes Mr. Griffin’s qualifications to serve on the Board include extensive alcohol beverage industry experience and expertise and the insights he brings from his service as our President and Chief Executive Officer.
GEORGE W. PAGE, JR.

Mr. Page has, since 2013, served as an independent consultant for valve marketing and engineering design at Page Solutions. He has extensive general management experience, as well as experience leading product development, engineering, manufacturing, operations, and sales. From 1998 until 2012, he served as the Engineering Director of Spence Engineering at Circor International Inc., a company that designs, manufactures, and markets valves and other highly-engineered products used in the energy, aerospace and industrial markets. He also held various management positions at Fisher Instruments / H.D. Baumann Assoc. Ltd., a global designer, manufacturer and supplier of control valves and regulators, from 1992 until 1998. Mr. Page served as the President and Chairman of the Board of Center for Graphic Communications, Inc., a commercial printing company, from 1988 until 1992. Mr.

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Page is the cousin of Karen L. Seaberg. The Company believes that Mr. Page’s qualifications to serve on the Board include his business and educational experiences.
DARYL R. SCHALLER, Ph.D.

Dr. Schaller currently provides, and from 1996 through November 2011 provided, consulting services through his consulting firm, Schaller Consulting. He was Vice President of Research and Development of International Multifoods Corp., of Minneapolis, Minnesota, from November 2001 through June 2003. He retired from Kellogg Co. in 1996 after 25 years of service. He served Kellogg as its Senior Vice President—Scientific Affairs from 1994 until 1996, and previously was Senior Vice President—Research, Quality and Nutrition for Kellogg. The Company believes that Dr. Schaller’s qualifications to serve on the Board include his education and his extensive experience in the food industry.
KAREN L. SEABERG

Ms. Seaberg is a member of the Heartland chapter of NACD and has been an executive travel agent and minority owner of Travel Center of Atchison for 28 years. She is also co-owner of a Long John Silver’s franchise in Atchison, Kansas. Ms. Seaberg is active in civic affairs at both the local and national level. She was instrumental in the creation of Atchison’s $4.8 million Riverfront Park in 2004 and was the Kansas Governor’s Chair for the national Lewis and Clark Bicentennial Commemoration in 2002-2006, bringing one of 15 national events to Atchison, Leavenworth and Kansas City in 2004. She also served on the Lewis & Clark Trail Heritage Foundation board, a national not-for-profit based in Great Falls, MT, from 2003 to 2007 and as its national president from 2007 to 2008. Ms. Seaberg has been the chair of the annual Amelia Earhart Festival since 1997, which brings over 40,000 people to Atchison every year in July. Ms. Seaberg served on the Atchison Hospital Board from 1990 to 2004, and presently serves on the Board of the Cray Medical Research Organization at the University of Kansas Medical Center, Kansas City, Kansas, a position she has held since 1995. In 2015, she was recipient of the Hall of Fame award from the Chamber of Commerce and the Vision of Excellence award from the Santa Fe Depot Trustees in Atchison, Kansas. She is the cousin of George W. Page, Jr. The Company believes that Ms. Seaberg’s qualifications to serve on the Board include her business and civic experience and organizational skills, her knowledge of the Company and the industries in which it operates, her familiarity with the community in which the Company operates and her significant stock ownership.
M. JEANNINE STRANDJORD

Mrs. Strandjord has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord has been a director of American Century Mutual Funds (for six registered investment companies) since 1994. From 1996 through May 2012, she was a director of DST Systems, Inc., where she chaired the Audit Committee and sat on the Compensation Committee and Governance and Nominating Committee. Ms. Strandjord has been a director of Euronet Worldwide, Inc. (“Euronet”) since 2001. Ms. Strandjord was Euronet’s Lead Independent Director from 2010 to 2014 and continues to be the Chairman of Euronet’s Audit Committee. The Company believes that Ms. Strandjord’s qualifications to serve on the Board include her experience on the boards of various other public companies, as well as her background in finance, corporate governance, restructuring, talent management, and compensation and benefits.
CORPORATE GOVERNANCE AND COMMITTEE REPORTS

The Board; Standing Committees; Meetings; Independence

The Board of Directors believes that a majority of the directors should be independent and has determined that the following directors are independent: James L. Bareuther, David J. Colo, Terrence P. Dunn, Anthony P. Foglio, George W. Page, Jr., Daryl R. Schaller, Karen L. Seaberg and M. Jeannine Strandjord. In determining the independence of directors, the Board found that none of the independent directors has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as the standards defined in Rule 4200(a)(15) of the NASDAQ Stock Market.
The Board's standing committees include the Audit Committee, the Nominating and Governance Committee and the Human Resources and Compensation Committee. The composition of these Committees is described under “Board of Directors.”
All of the members of the Nominating and Governance Committee are determined independent under the NASDAQ listing rules.

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The members of the Audit Committee are independent under the NASDAQ listing rules and meet the applicable independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The members of the Human Resources and Compensation Committee are also determined independent under the NASDAQ listing rules and applicable rules of the Securities and Exchange Commission. Each director on the Committees is a “non-employee” director as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 and an “outside” director as defined under Section 162(m) of the Internal Revenue Code.
The Board meets immediately after each Annual Meeting of the stockholders and may hold other regular and special meetings. The meetings are led by the Chairperson of the Board. During 2016, the Board met eight times, the Audit Committee met eight times, the Human Resources and Compensation Committee met four times and the Nominating and Governance Committee met four times. Each non-employee director attended more than 75% of the meetings of the Board and the Committees of which the director was a member.
Corporate Governance Documents

Our key governance documents include:

•	Code of Conduct;

•	Charters of each of the Audit Committee, Human Resources and Compensation Committee and the Nominating and Governance Committee;

•	Corporate Governance Guidelines; and

•	Stock Ownership Guidelines.
All of these documents are available on our website at www.mgpingredients.com in the For Investors / Corporate Governance section and a copy of any of these documents will be sent to any stockholder upon request.
Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant and the internal audit department. It also reviews and makes recommendations with regard to the process involved in the Company’s implementation of its conflict of interest and business conduct policy, is responsible for establishing and monitoring compliance under the code of conduct applicable to the chief executive and financial officers and oversees the Board’s risk management process. In connection with this work, the Committee engages in regular discussions of the Company’s risks with senior management, internal auditors, and external auditors, and annually reviews: (a) the adequacy of the Audit Committee’s written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company’s accounting principles; (g) the audited financial statements and results of the annual audit; (h) recommendations of the independent auditor with respect to internal controls and other financial matters; (i) significant changes in accounting principles that are brought to the attention of the Committee; and (j) various other matters that are brought to the attention of the Committee.
The Board has determined that M. Jeannine Strandjord, James L. Bareuther, David J. Colo, Terrence P. Dunn, Anthony P. Foglio, George W. Page, Jr. and Daryl R. Schaller are independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ Stock Market. The Board of Directors has determined that each of M. Jeannine Strandjord, David J. Colo, Terrence P. Dunn and Anthony P. Foglio is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933. Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations, or liability on such person that are greater than the duties, obligations, or liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations, or liability of any other member of the audit committee or board of directors.

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Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the year ended December 31, 2016. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
The Audit Committee has reviewed and discussed the matters as are required to be discussed with the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees; has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and has discussed with the independent auditor the auditor’s independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2016 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Audit Committee Members:    M. Jeannine Strandjord (Chair)
James L. Bareuther
David J. Colo
Terrence P. Dunn
Anthony P. Foglio
George W. Page, Jr.
Daryl R. Schaller

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Nominating and Governance Committee

The purposes of the Nominating and Governance Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning compensation and length of service.
In identifying nominees for the Board of Directors, the Nominating and Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors and management. The Nominating and Governance Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures. However, the Nominating and Governance Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board. The Nominating and Governance Committee may, in its discretion, use an independent search firm to identify nominees.
The Nominating and Governance Committee believes that each candidate for the Board should be a person known for his or her integrity and honesty. Although the Committee does not have a formal policy with regard to diversity in identifying candidates, it looks for education, experience, knowledge or skills that complement those of existing members and that may be helpful to the Board in exercising its oversight responsibilities. A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ Stock Market and Section 10A of the Securities Exchange Act of 1934, as amended, to permit the Company to satisfy applicable NASDAQ and legal requirements. The Committee also believes it is desirable for at least one Board member to be an “audit committee financial expert,” as defined in Rule 407(d)(5) of Regulation S-K. In considering candidates, the Committee may take into account other factors as it deems relevant.
In evaluating potential nominees, the Nominating and Governance Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. The Nominating and Governance Committee will conduct a check of the individual’s background and generally will conduct personal interviews before recommending any candidate to the Board. The Nominating and Governance Committee in its sole discretion may require candidates (including a stockholder’s recommended candidate) to complete a form of questionnaire providing information required to be disclosed in the Company’s proxy statement.

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Stockholders who wish to recommend candidates for consideration by the Nominating and Governance Committee in connection with next year’s Annual Meeting should submit the candidate’s name and the information set forth below in writing to the chairperson of the Nominating and Governance Committee, in care of the Company’s Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or before February 1, 2018. In addition to the name of the candidate, a stockholder should submit:

•	his or her own name and address as they appear on the Company’s records;

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if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;

•	a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•	the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

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pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Committee administers the Company’s stock option and restricted stock plans, and also serves as an executive search committee. Each Committee member qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Internal Revenue Code Section 162(m). The Committee has a charter, which may be found on the Company’s website at www.mgpingredients.com.
The Committee typically meets four or five times a year and generally considers and recommends various components of the Company’s compensation programs at regularly scheduled times throughout the year. Such programs typically originate as recommendations of management. The Committee typically considers any proposed amendments to benefit plans that are to take effect in the following year at its November meeting. It has typically conducted performance and salary reviews of the CEO and receives the CEO’s performance reviews and salary recommendations for other officers at its November meeting. It generally considers long-term incentive awards and performance goals for annual cash incentives in March.
When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.
See “Compensation Discussion and Analysis - Compensation Overview – How We Determine Compensation” for further information on the processes we follow in setting compensation.
Human Resources and Compensation Committee Report

We reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the “Compensation Discussion and Analysis.”
Human Resources and
Compensation Committee Members:    David J. Colo (Chair)
James L. Bareuther
Terrence P. Dunn
George W. Page, Jr.
Daryl R. Schaller
Karen L. Seaberg
M. Jeannine Strandjord

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Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in the best interest of the Company to make that determination in a manner it believes best provides appropriate leadership for the Company at the time, based on the circumstances and direction of the Company and the membership of the Board. Our current structure does not combine the positions of Chief Executive Officer and Chairperson of the Board of Directors, the latter also acting in the capacity of lead director. Augustus Griffin is currently our Chief Executive Officer and is responsible for day-to-day leadership of the Company. Karen L. Seaberg serves as the Chairperson of the Board. The Board of Directors believes this is the most appropriate structure for the Company at this time, as it permits the President and Chief Executive Officer to focus his attention on managing our day-to-day business and enhances the ability of the Board of Directors to provide strong oversight of the Company’s management and affairs.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview

This discussion provides an overview and analysis of our compensation programs and policies, the compensation decisions we made under those programs and policies, and the factors we considered in making those decisions. We also provide a series of tables that present information about the compensation earned or paid in each of 2014, 2015, and 2016 to our named executive officers, including:

•	Augustus C. Griffin – Mr. Griffin, our President and Chief Executive Officer, joined the Company in July 2014.

•	Thomas K. Pigott – Mr. Pigott has served as Vice President of Finance and Chief Financial Officer since September 2015.

•	David E. Rindom – Mr. Rindom served as Vice President, Human Resources from June 2000 until December 2015, when he was appointed Vice President and Chief Administrative Officer.

•	David E. Dykstra – Mr. Dykstra has served as Vice President, Alcohol and Marketing since 2009.

•	Michael Buttshaw – Mr. Buttshaw has served as Vice President of Ingredient Sales and Marketing since December 2014.
The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.
Objectives of our Compensation Program

Our compensation program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward performance, to be externally competitive and internally equitable and to retain talent on a long-term basis. In particular, our philosophy is to balance salary and benefits with incentive and equity compensation so that the interests of the executive officers will be aligned with those of stockholders.
Components of Our Compensation Program

The principal components of our compensation program are base salary, annual cash incentive awards, long-term equity incentives and equity and non-equity-based retirement compensation.

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Base salary is designed to attract and retain executives over time. In setting base salaries, our objectives are to assure internal fairness of pay in terms of job size, external competitiveness so that we can attract and retain needed talent, and a consistent, motivating system for administering compensation. Base salaries of named executive officers are reflected in the Salary column of the Summary Compensation Table.

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Short term incentive awards are intended to focus executives on factors deemed critical to our profitability. By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders. Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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Long-Term Incentives, which have been in the form of restricted stock or restricted stock units, are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees, and be cost efficient. The Human Resources and Compensation Committee’s typical practice is to grant awards made with respect to a year as soon as practicable following the close of the year based on the performance during that year. In accordance with the rules of the Securities and Exchange Commission relating to the reporting of stock awards, such awards are included in the Summary Compensation Table for the year in which they were made, rather than in the year to which they relate. The grant date fair values of awards, computed in accordance with FASB ASC Topic 718, made during 2016, 2015 and 2014 to named executive officers are shown in the Stock Awards column of the Summary Compensation Table. Awards made with respect to 2016 performance were made in early 2017, and are, therefore, not included in the Summary Compensation Table. Awards made with respect to 2015 were made on February 17, 2016 and are included in the Summary Compensation Table. Any dividends paid on restricted stock or restricted stock units during a period are included in the All Other Compensation column of the Summary Compensation Table for the period in which they are paid.

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Non-Equity-Based Retirement Compensation, provided through our 401(k) plan, permits employees to reduce their current income taxes by making limited pre-tax contributions to increase, enhance and diversify their retirement savings. Named executive officers participate in the 401(k) plan on the same basis as other eligible employees. Amounts, if any, contributed by the Company under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table.

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Consideration of Say-On-Pay Results

At the 2016 Annual Meeting of Stockholders, all of the shares of Preferred Stock and 99.1% of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, voted for the approval of compensation of the Company’s named executive officers. We believe this indicates stockholder confidence in our pay for performance philosophy.
How We Determine Compensation

As noted elsewhere in this Proxy Statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Chief Executive Officer provides the Committee with performance reviews and salary recommendations for other officers.
The Committee has unrestricted access to management. It may also request the participation of management or the Committee’s independent consultant at any meeting or executive session. Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation and the Committee’s independent consultant. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management directors only.
The Committee has sole discretion, at Company expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate.
Base Salary. Our Vice President – Chief Administrative Officer develops a summary of the titles and job descriptions of senior officers and other employees and submits them to a retained compensation consultant, which maintains survey data for similar-sized manufacturing firms. A retained compensation consultant prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary. In addition, annually we obtain from a retained compensation consultant updated information regarding average pay increases at the companies for which a retained compensation consultant maintains survey data. This survey information, or summaries thereof, is provided to the Human Resources and Compensation Committee. The Committee reviews this information, considers any recommendation made by the Chief Executive Officer with respect to other named executive officers and tries to assure that each officer’s base compensation falls within a range that is within 80% to 120% of a specified percentile of salaries paid to executives holding comparable positions at the surveyed companies. Although the ultimate goal is to compensate executive officers at the midpoint of this targeted range for comparable positions at companies within the survey, a particular individual’s salary may fall above or below the targeted level because of his or her tenure, experience level, or performance. The Human Resources and Compensation Committee has approved the 50th percentile of the market as the target for base salaries.
When made, annual adjustments usually take place after the start of the next year, but are retroactive to the start of such year. When making annual adjustments, the Human Resources and Compensation Committee generally uses a matrix format that takes into account each executive’s performance review and the extent to which his or her salary is above or below the midpoint for comparable positions. Adjustments sometimes occur at other times of the year as a result of a promotion or other change in duties.
Annual Cash Incentive. We believe a significant portion of the compensation of senior managers should be incentive based, and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of our stockholders. The goal of our annual program is to align more closely how we compensate employees with our business strategy. Specifically, we want to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment, and create efficiencies to improve our ongoing operations. We reward them for success by basing annual cash bonuses on the attainment of performance metrics that correspond with the creation of shareholder value.
Short-Term Incentive Plan

The Company's Short-Term Incentive Plan (the “STI Plan”) is designed to motivate and retain Company officers and employees and to tie their short-term incentive compensation to achievement of certain profitability goals of the Company.

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Pursuant to the STI Plan, short-term incentive compensation is dependent on the achievement of certain performance metrics by the Company established by the Board of Directors and certain individual qualitative objectives. Each performance metric is calculated in accordance with the rules approved by the Human Resources and Compensation Committee. For 2016, such performance metrics were operating income, EBITDA, and earnings per share (EPS), each calculated as presented in the table below. Operating income was the core measure of performance under the STI Plan, reflecting the belief that this measure of performance is the most sensitive to management's performance. EBITDA and EPS both reflect the Company's full financial performance, including the performance of its ICP investment. These quantitative goals represent 90% of the total short term incentive. In addition, 10% of the total incentive was based on qualitative goals. Payments at any of these levels of performance were conditioned upon there being no uncured default in compliance with the Company’s debt covenants under its Credit Agreement and on minimum put-away of 20,000 barrels of premium whiskey, reflecting investment for the future. Levels in the table below for operating income (before STI and LTI Plan payouts) and EBITDA are shown in thousands.

	Weighting	Minimum Payout 90%	Plan Payout 100%	Maximum Payout 150%
Operating Income*	70%	$32,849	$39,037	$58,556
EBITDA	20%	$51,339	$55,498	$83,246
Earnings per share	10%	$1.48	$1.51	$2.27

*Calculated before STI and LTI Plan payouts.
The Human Resources and Compensation Committee determines the officers and employees eligible to participate under the STI Program for the plan year as well as the target annual incentive compensation for each participant for each plan year.
For 2016, the Company achieved Operating Income of $47,169,000 (before STI and LTI Plan payouts), or 109% of target, EBITDA of $57,272,000, or 103% of target, and earnings per share of $1.82, or 121% of target. As a result of this performance, Mr. Griffin received a payment of $411,525, Mr. Pigott received a payment of $185,466, Mr. Rindom received a payment of $164,174, Mr. Dykstra received a payment of $145,903 and Mr. Buttshaw received a payment of $137,992.
Long-Term Incentives

The 2014 Equity Incentive Plan. On May 22, 2014, stockholders approved the 2014 Equity Incentive Plan. The Board reserved 1,500,000 shares of Common Stock for issuance under the plan. The 2014 Equity Incentive Plan authorizes awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash performance awards. The mix of long-term incentives going forward is expected to continue to be 100% in three-year cliff vesting restricted stock unit awards. Each named executive officer’s participation level is subject to Human Resources and Compensation Committee discretion. The long-term incentive awards made in any given year under the 2014 Equity Incentive Plan relate to performance for the prior year.

In February 2017, each of the named executive officers received an award of restricted stock units under the 2014 Equity Incentive Plan, related to their performance in 2016.

	2/15/2017
		Grant
	# of	date fair
Participant	RSUs	value($)
Mr. Griffin	9,586	$411,525
Mr. Pigott	3,424	146,990
Mr. Rindom	3,031	130,115
Mr. Dykstra	2,716	116,584
Mr. Buttshaw	2,584	110,920

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Retirement Compensation. We provide non-equity-based compensation through our 401(k) plan, a tax-qualified defined contribution plan. The amount of our contributions to the 401(k) plan is determined by the Board each year based on the Human Resources and Compensation Committee’s recommendation. The Committee bases its recommendation primarily upon the recommendations of management as well as Company performance for the year. Our 401(k) plan allows a Company match of 1% for each 1% of employee deferral to a maximum of 6%. Named executive officers participate in the 401(k) plan on the same basis as other employees. Amounts contributed under the 401(k) plan have been allocated to participant accounts in proportion to each participant’s eligible compensation, as defined in the plan. The plan was amended in 2016 to allow for immediate vesting.
Other Compensation Programs. We do not provide executive perquisites of any significance. We also do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements. Mr. Griffin receives an automobile allowance of $500 per month pursuant to the terms of his employment agreement.
Except for provisions in long-term incentive plans applicable to all participants and provisions in employment agreements or offer letters with identified officers, as described below, we generally do not have formal arrangements for paying severance to our executive officers upon their termination of employment or a change in control, but may negotiate severance arrangements on a case-by-case basis.
Employment Agreements and Other Arrangements

Griffin Employment Agreement

In connection with the retention of Mr. Griffin as the Company’s President and Chief Executive Officer, the Compensation Committee negotiated and recommended to the Board of Directors for approval the Company’s entrance into an employment agreement with Mr. Griffin. The employment agreement with Mr. Griffin provides him an initial base salary of $375,000 per year, reviewed annually by the Human Resources and Compensation Committee of the Board in accordance with the performance evaluation practices of the Company, but it may not be decreased without Mr. Griffin’s consent. Mr. Griffin received a one-time signing bonus of 12,000 restricted stock units under the Company’s 2014 Equity Incentive Plan which will cliff vest on July 31, 2017, subject to the terms and conditions of Mr. Griffin’s award agreement and the 2014 Equity Incentive Plan. The employment agreement with Mr. Griffin provides that he be eligible to participate in the Company’s long-term equity incentive program, with an award for each year following 2014 as determined by the Compensation Committee. Additionally, the Company will provide one year’s base salary as severance in the event of a termination of Mr. Griffin without cause.
Pigott Offer Letter

In connection with the retention of Mr. Pigott as the Company’s Vice President of Finance and Chief Financial Officer, the Company and Mr. Pigott entered into an offer letter. The offer letter provides Mr. Pigott an initial base salary of $285,000 per year. Under the terms of the offer letter, Mr. Pigott received a one-time signing bonus of 6,000 restricted stock units under the Company’s 2014 Equity Incentive Plan which will cliff vest on September 14, 2018, subject to the terms and conditions of Mr. Pigott’s award agreement and the 2014 Equity Incentive Plan. The offer letter further provides that Mr. Pigott will be eligible to participate in the Company’s long-term equity incentive program, with an award for each year following 2015 as determined by the Compensation Committee. Additionally, the offer letter provides that the Company will provide one year’s base salary as severance in the event of a termination of Mr. Pigott without cause.
Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to better align the interests of our executive officers and directors with the interests of stockholders and further promote our commitment to sound corporate governance. On May 20, 2015, our Board updated the stock ownership guidelines applicable to directors.
Under the guidelines, our executive officers are required to achieve ownership of our Common Stock valued at two times their annual base salary (five times in the case of the Chief Executive Officer and two and a half times in the case of the Chief Financial Officer). The individual guideline level for each executive officer is initially calculated using the executive officer’s base salary as of the date the person is first appointed as an executive officer. This guideline level is then recalculated at each January 1st. Unless an executive officer has satisfied his or her applicable guideline level, the executive officer is required to retain an amount equal to 50% of the net shares received as the result of the exercise, vesting or payment of any equity awards granted to the executive officer. Executive officers are expected to be in compliance with their guideline level within five (5) years of the later of (a) becoming an executive officer and (b) implementation of this policy. Mr. Rindom and Mr. Dykstra have satisfied the ownership requirements, and Mr. Griffin, Mr. Pigott, and Mr. Buttshaw are progressing toward attaining their applicable ownership requirements.

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Under the guidelines, the chairman of the Board is expected to beneficially own Common Stock valued at five times the annual cash retainer as a director and each other non-employee director is expected to beneficially own Common Stock valued at three times the annual cash retainer payable to such director. The guideline level is calculated using the annual cash retainer due the director when first elected to the Board. This guideline level is then recalculated at each January 1st. Non-employee directors are required to satisfy their guideline level within three (3) years of joining the Board, and are expected to continuously own sufficient shares to satisfy the guideline once attained for so long as they remain a member of the Company’s Board.
Shares that count toward satisfaction of the stock ownership guidelines for executive officers and directors include the following: (i) shares owned outright by the executive officer or director, or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the executive officer or director, or his or her immediate family members; (iii) vested shares of restricted stock; and (iv) vested shares of restricted stock units. The following do not count towards satisfaction of the stock ownership guidelines: (i) unvested shares of restricted stock or restricted stock units; (ii) shares pledged as collateral for a loan; (iii) unexercised stock options (whether vested or unvested); and (iv) incentive performance awards that may be settled in cash (whether vested or unvested).
The stock ownership guidelines are administered, interpreted, and construed by the Human Resources and Compensation Committee. In administering the stock ownership guidelines, the Human Resources and Compensation Committee will annually review the extent to which each executive officer and director of the Company has complied with the stock ownership policy.
The ownership levels of our named executive officers and non-employee directors as of January 31, 2017 are set forth in the table entitled “Principal Stockowners” below. We also have an insider trading policy that, among other things, prohibits executive officers from entering into any hedging or monetization transactions or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar or other derivative security. Other than the stock ownership guidelines described above, we do not have a policy regarding the length of time executives or directors have to hold their stock after exercise or vesting.
Tax and Accounting Considerations and Other Matters

Tax Considerations. Under IRC Section 162(m), publicly-held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year, unless such compensation is “performance based.” Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. The Board and the Compensation Committee may determine, after balancing tax efficiency with long-term strategic objectives, that it is in the best interests of our stockholders to approve compensation that is not deductible under Section 162(m).
Accounting Considerations. We do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation. Compensation expense related to our performance-accelerated restricted stock awards that were granted in prior years is based on the market price of stock on the date the Board approved the program. Total expected compensation expense for each program is amortized over the vesting period of the awards, three years, five years or seven years. Compensation expense related to the restricted stock unit awards in 2016 and 2017 was based on market price of stock on the award dates and is being amortized over the term of the award in each case.
Other Matters. Our code of conduct discourages short sales and trading in our stock on a short-term basis.
Under our clawback policy, a participant under any of our annual incentive or other performance-based compensation plans is required to repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:

•	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently determined to be erroneous,

•	the amount of the compensation that would have been received by the participant had the financial results been properly reported would have been lower than the amount actually received, and

•
the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the participant to repay or forfeit all or any portion of the compensation. In this regard, compensation includes proceeds, gains or other economic benefit actually or constructively received by the participant upon receipt or exercise of an award or upon receipt of resale of any shares of stock underlying an award.

All determinations and decisions made by the Board pursuant to the provisions of this policy are final, conclusive and binding on all persons.

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Our policy applies to any annual incentive or other performance-based award granted to an officer with respect to fiscal periods beginning on or after July 1, 2009 and to other participants with respect to any annual incentive or other performance-based award granted with respect to fiscal periods beginning on or after July 1, 2011. The remedy specified in this policy is not intended to be exclusive, but in addition to every other right or remedy at law or in equity that may be available to us.
Our policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it is implemented. Any such amendment will be applicable to any annual incentive or other performance-based award made to any executive officer with respect to prior periods to the extent required by law.
2017 Compensation Matters
In 2015 the Company announced a new five-year strategic plan. Under the 2015 plan:

•	We intend to maximize the value of our current production volume;

•
We will work to develop partnerships to support brand creation and long-term growth, and to combine our innovation capabilities and industry expertise to provide unique solutions and offerings to the marketplace;

•
We will invest to support our growth, including (i) capital expenditures to increase our operational reliability and our commitment to the whiskey category, (ii) increases in our stock of aged whiskey, and (iii) selected investments in our capabilities in sales and marketing and research and development;

•	We will continue to focus on disciplined risk management practices; and

•	We will build the MGP brand with all of our stakeholders.
For 2017, like 2016, 10% of the award will be based on subjective evaluation of the executive officer’s qualitative performance, and 90% will be based on the attainment of goals established pursuant to certain quantitative metrics. The quantitative metrics used for evaluating 2017 executive officer performance will be:

•	Operating income;

•	EBITDA; and

•	Earnings per share.
These goals reflect the strategies adopted with our new plan. Payments at any of these levels of performance are conditioned upon (i) there being no uncured default in compliance with the Company’s debt covenants under its Credit Agreement and (ii) the production and warehousing of at least 25,000 barrels of premium whiskey in new white oak barrels for MGP inventory. If Credit Agreement waivers are issued during a plan year to allow for debt covenant compliances, the HRCC shall review the waivers for compliance with the quantitative metrics used for evaluating 2017 performance.
The Human Resources and Compensation Committee has determined that the short-term incentive opportunity for Mr. Griffin for 2017 is 100% of his base salary, while the short-term incentive opportunity for the other named executive officers ranges from 70% of each such officer’s base salary for Mr. Pigott and Mr. Rindom, to 50% of each such officer’s base salary for Mr. Dykstra and Mr. Buttshaw.
The long-term incentive opportunity for 2017 for Mr. Griffin is 100% of his base salary, while the long-term incentive opportunity for the other executive officers is 70% of such officer’s base salary for Mr. Pigott and Mr. Rindom, and 50% of such officer's base salary for Mr. Dykstra and Mr. Buttshaw. The equity incentive awards based on 2017 performance will be made in early 2018. The awards will cliff vest at the end of a three-year service period.

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SUMMARY COMPENSATION TABLE
YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015 AND DECEMBER 31, 2014

The following table shows the compensation that we paid for services rendered to us in all capacities to the persons who served as our principal executive officer (“PEO”), principal financial officer (“PFO”) and the three most highly-compensated executive officers serving as such at the end of 2016. The table also includes information for each such person during the years ended December 31, 2015 and December 31, 2014 that he also was deemed a named executive officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Augustus C. Griffin(a)	2016	$465,000	$578,993	$411,525	$26,771	$1,482,289
(PEO)	2015	386,000	311,436	579,000	15,273	1,291,709
	2014	160,601	96,720	142,788	8,093	408,202
Thomas K. Pigott (b)	2016	311,420	65,777	185,466	15,985	578,648
(PFO)	2015	82,212	94,380	81,389	1,598	259,579
David E. Rindom (c)	2016	275,668	179,047	164,174	22,869	641,758
	2015	221,947	90,021	223,795	18,777	554,540
	2014	220,917	82,950	130,050	18,347	452,264
David E. Dykstra (d)	2016	247,000	165,605	145,903	21,153	579,661
	2015	205,626	83,052	207,000	15,022	510,700
	2014	182,420	82,950	109,453	14,646	389,469
Michael Buttshaw (e)	2016	235,000	154,137	137,992	14,250	541,379

(a)	Mr. Griffin has served as President and Chief Executive Officer since July 28, 2014.

(b)	Mr. Pigott has served as Vice President of Finance and Chief Financial Officer since September 14, 2015.

(c)	Mr. Rindom served as Vice President, Human Resources from June 2000 until December 2015, when he was appointed Vice President and Chief Administrative Officer.

(d)	Mr. Dykstra has served as Vice President, Alcohol and Marketing since 2009.

(e)	Mr. Buttshaw has served as Vice President of Ingredients Sales and Marketing since December 2014.

(1)
The amount shown is the grant date fair value of awards made during the period computed in accordance with FASB ASC Topic 718. Accelerated full or pro rata vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause. We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value. Mr. Griffin, Mr. Pigott, Mr. Rindom, Mr. Dykstra, and Mr. Buttshaw were granted Restricted Stock Units based on 2016 performance in February 2017 in the amounts of $411,525, $146,990, $130,115, $116,584 and $110,920, respectively. These grants are not included in the table.

(2)
Amounts due under the cash incentive payments for 2014 performance were made in the first quarter of 2015 and are reflected in the table above. Amounts due under the cash incentive payments for 2015 performance were made in the first quarter of 2016 and are reflected in the table above. Amounts due under the cash incentive payments for 2016 performance were made in the first quarter of 2017 and are reflected in the table above.

(3)
Includes dividends paid on unvested restricted stock awards in 2016 in the following amounts: Mr. Rindom - $1,650; Mr. Dykstra - $1,250. Includes dividend equivalents paid on restricted stock unit awards in 2016 in the following amounts: Mr. Griffin – $6,847; Mr. Pigott - $1,056; Mr. Rindom - $7,413; Mr. Dykstra - $6,689; Mr. Buttshaw $1,507. Includes the Company’s contributions to the Company’s 401(k) plan allocated to the accounts of each named executive officer for 2016 in the following amounts: Mr. Griffin – $13,250; Mr. Pigott - $14,256; Mr. Rindom - $13,133; Mr. Dykstra - $12,540; and Mr. Buttshaw - $12,069. Includes an automobile allowance for Mr. Griffin. Also includes amount paid by the Company towards the purchase of life insurance, accidental death and dismemberment insurance, and long-term disability insurance.

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GRANTS OF PLAN-BASED AWARDS
The following table sets forth information with respect to each named executive officer concerning grants during the year ended December 31, 2016, of awards under both the Company’s equity and non-equity plans.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name (a)	Grant date (b)	Threshold ($) (c)	Target ($) (d)	Max ($) (e)	Threshold (#) (f)	Target (#) (g)	Max (#) (h)	All other stock awards: Number of shares of stock or units (#) (i)	Grant date fair value of stock and option awards ($) (l)
Augustus C. Griffin
LTI Opportunity	2/17/16(1)(3)				4,062	8,124	16,248
STI Opportunity	2/17/16 (2)	$174,375	$348,750	$697,500
RSUs	2/17/16 (3)							24,638	$578,993
Thomas K. Pigott
LTI Opportunity	2/17/16 (1)(3)				1,444	2,887	5,775
STI Opportunity	2/17/16 (2)	77,475	154,950	309,900
RSUs	2/17/16 (3)							2,799	65,777
David E. Rindom
LTI Opportunity	2/17/16 (1)(3)				1,284	2,569	5,137
STI Opportunity	2/17/16 (2)	68,917	137,834	275,668
RSUs	2/17/16 (3)							7,619	179,047
David E. Dykstra
LTI Opportunity	2/17/16 (1)(3)				1,151	2,301	4,603
STI Opportunity	2/17/16 (2)	61,750	123,500	247,000
RSUs	2/17/16 (3)							7,047	165,605
Michael Buttshaw
LTI Opportunity	2/17/16 (1)(3)				1,095	2,190	4,379
STI Opportunity	2/17/16 (2)	58,750	117,500	235,000
RSUs	2/17/16 (3)							6,559	154,137

(1)
The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the LTI Plan. The Threshold column reports the awards that would have been paid if 90% of the performance targets were met. If less than 90% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the amount that would have been paid if 150% of the performance targets were met and represents the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The performance targets performance goals relate to both quantitative and qualitative criteria. For 2016, each executive received an award amount that fell between the target and maximum award payable under the LTI Plan as described in “Compensation Discussion and Analysis - Long-Term Incentives”.

(2)
The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the STI Plan. The Threshold column reports the awards that would have been paid if 90% of the performance targets were met. If less than 90% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the amount that would have been paid if 150% of the performance targets were met and represents the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The performance targets performance goals relate to both quantitative and qualitative criteria. For 2016, each executive received an award amount that fell between the target and maximum award payable under the STI Plan as reported in the Summary Compensation Table.

(3)    The grant of RSUs reported for this award will vest on the third anniversary of each such award’s grant date.

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OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2016

The following table shows information concerning restricted stock and restricted stock unit awards outstanding held by the named executive officers on December 31, 2016. No options were outstanding to any named executive officers as of such date. Amounts shown are based on a price of $49.98 per share, the closing market price on December 30, 2016.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Of Shares or Units of Stock That Have Not Vested ($)
Augustus C. Griffin**	12,000 (1)	$599,760
	20,422 (6)	1,020,692
	24,638 (7)	1,231,407
Thomas K. Pigott**	6,000 (2)	299,880
	2,799 (7)	139,894
David E. Rindom**	18,250 (3)	912,135
	15,000 (4)	749,700
	15,000 (5)	749,700
	5,903 (6)	295,032
	7,619 (7)	380,798
David E. Dykstra**	13,250 (3)	662,235
	15,000 (4)	749,700
	15,000 (5)	749,700
	5,446 (6)	272,191
	7,047 (7)	352,209
Michael Buttshaw**	5,000 (8)	249,900
	1,000 (6)	49,980
	6,559 (7)	327,819
(1) These shares will vest on July 31, 2017.
(2) These shares will vest on September 14, 2018.
(3) These shares vested on February 28, 2017.
(4) These shares will vest on November 28, 2017.
(5) These shares will vest on January 22, 2019.
(6) These shares will vest on February 25, 2018.
(7) These shares will vest on February 16, 2019.
(8) These shares will vest on December 15, 2017.
** Mr. Griffin, Mr. Pigott, Mr. Rindom, Mr. Dykstra and Mr. Buttshaw received grants of restricted stock units, based on 2016 operating results, in February 2017 in the following amounts: 9,586, 3,424, 3,031, 2,716 and 2,584, respectively. These grants will vest on February 14, 2020 and are not reflected in this table.

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OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to each named executive officer concerning the exercise of options and the vesting of stock during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (1) (e)
Augustus C. Griffin	-	-	-	-
Thomas K. Pigott	-	-	-	-
David E. Rindom	-	-	16,500	$624,525
David E. Dykstra	-	-	12,500	473,125
Michael Buttshaw	-	-	-	-

(1)	The value realized upon vesting was calculated using the closing price of the Company’s Common Stock on the date the shares vested multiplied by the number of shares vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
General
As noted above, our long-term incentive plans contain change-in-control provisions. The employment agreements with some of our named executive officers discussed above in “Compensation Discussion and Analysis - Employment Agreements and Other Arrangements” contain change-in-control provisions as well.
Employment Agreements
As discussed above, the Company entered into an employment agreement with Mr. Griffin upon his retention as President and Chief Executive Officer. Pursuant to his employment agreement, in the event of his termination of employment, Mr. Griffin would have the right to receive any annual bonus with respect to a year ending prior to the date of such termination but unpaid at such date, payable at the same time as such payment would be made if Mr. Griffin remained employed. Unless Mr. Griffin’s employment is terminated by the Company for Cause (as defined in the agreement) or he terminates his employment, he would receive an amount equal to his annual base salary paid in equal installments on the dates on which his base salary would have been paid had he continued employment. Unless Mr. Griffin were terminated for Cause or terminated his own employment, Mr. Griffin would receive any performance bonus related to the year in which his termination occurred, calculated based on actual performance through the end of the performance period prorated for the number of days of his employment during the year in which his termination occurred. In the event of a termination due to death or disability, Mr. Griffin would receive the same amounts as if the Company were to have terminated him without cause.
Additionally, as discussed above, the Company entered into an offer letter with Mr. Pigott upon his retention as the Company’s Vice President of Finance and Chief Financial Officer. The offer letter provides that the Company will provide one year’s base salary as severance in the event of a termination of Mr. Pigott without cause.
Restricted Stock and Restricted Stock Unit Awards
2004 Plan

For awards under our 2004 Plan, immediate vesting occurs under our restricted stock unit awards upon a change of control. Accelerated or pro-rata vesting is permitted for restricted stock units if employment is terminated as a result of death, disability, retirement or, in the discretion of the Human Resources and Compensation Committee, termination without cause. The following summarizes the arrangements provided for outstanding restricted stock unit awards in the event of termination or change in control, although the Committee has discretion under the 2004 Plan to modify these arrangements and has generally exercised such discretion in the event of involuntary termination. We provide for change- in-control payments in our long-term incentive plans so that employees will remain focused on our business in the event of potential or actual changes in control.

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Under our 2004 Plan, restricted stock unit awards vested in five years. In the event of a participant’s death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award, restricted stock units issued on March 1, 2012, November 29, 2012, and January 23, 2014 vest as to the number of restricted stock units issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of March 1, 2012, November 29, 2012 and January 23, 2014, respectively, and ending on the date of termination of employment, and the denominator of which is sixty. The balance of restricted stock units issued to the participant is forfeited. Restricted stock unit awards granted in 2012 provide for pro-rata vesting after one year in the event of a participant’s death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause. Further, in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the vested portion of a participant’s restricted stock unit award will be distributed in shares of the Company’s Common Stock on the earliest to occur of (i) the end of the five-year vesting period, (ii) the participant’s death or “separation from service” (as defined in the Section 409A Treasury regulations) or (iii) certain change-in-control events described below. If a participant is a “specified employee” under the Section 409A Treasury regulations (generally an officer whose annual compensation exceeds $160,000), a distribution of vested restricted stock unit award shares on account of the participant’s separation from service will be delayed until the first business day immediately following the six-month anniversary of the date the participant separates from service.
The 2004 Plan permits accelerated vesting on a pro-rata basis of restricted stock unit awards not intended to be qualified under Section 162(m) of the Internal Revenue Code when employment is terminated by reason of disability, death, retirement or, at the discretion of Human Resources and Compensation Committee, involuntarily without cause. The Committee has exercised its discretion to waive minimum vesting periods to permit such pro-rata vesting of awards.
All restricted stock unit awards under the 2004 Plan become fully vested in the event of a change of control. A change in control is deemed to occur in the event of (i) certain acquisitions of 30% or more of our outstanding Common Stock and 50% of our outstanding Preferred Stock, or 30% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, (ii) certain changes of more than a majority of the membership of the Board of Directors, or (iii) certain mergers which result in our stockholders owning less than 50% of the combined voting power of the surviving corporation. All restricted stock unit awards also become fully vested and the shares of Company Common Stock covered by the awards are immediately distributed to the participants upon a “change in the ownership” of the Company or the subsidiary for which a participant performs services, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as defined in the Section 409A Treasury regulations). Generally, (i) a change in ownership of the Company or a subsidiary occurs upon an acquisition that gives the acquirer ownership of more than 50% of the total fair market value or voting power of the Company or a subsidiary, respectively, (ii) a change in effective control of the Company occurs upon either (A) the acquisition of 30% or more of the total voting power of the Company during a twelve-month period or (B) the replacement of a majority of the members of the Company’s Board of Directors during a twelve-month period where such replacement was not endorsed by a majority of the existing members and (iii) a change in the ownership of a substantial portion of assets of the Company occurs upon an acquisition during a twelve-month period of 50% or more of the total gross fair market value of all the assets of the Company.
2014 Plan

Restricted stock units granted under the 2014 Plan will generally vest over a period of not less than three (3) years from the date of grant of such Award, provided that such Award may vest earlier on a pro-rata basis over any vesting period. Upon the occurrence of a change in control (as defined in the 2014 Equity Incentive Plan) or upon the participant’s death or disability any restricted stock units that have not previously vested will vest. Upon termination of employment or separation from service without cause, or upon the occurrence of such other event to the extent specified in the applicable Award Agreement, any restricted stock units that have not previously vested shall be forfeited. The Committee may, in its sole discretion, waive such vesting requirement, or provide for continued vesting consistent with the vesting period in an Award; provided that it shall not waive such requirement or continue such vesting to the extent such action would create adverse tax consequences for a Participant under Code Section 409A or result in any Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) to cease to so constitute performance-based compensation. Generally, any Award under the 2014 Equity Incentive Plan to a participant who has experienced a termination of employment, separation from service, or termination of some other service relationship with the Company and its affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement, or, as the Committee may otherwise determine to the extent not prohibited by the 2014 Equity Incentive Plan.

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Assuming retirement at or after age 62, termination without cause, the holder’s death or disability, or that a change in control occurred as of December 31, 2016, the value of the restricted stock unit awards outstanding as of such date held by the named executive officers that would vest (a) in accordance with the terms of their grant awards for each event other than termination without cause and (b) if the Human Resources and Compensation Committee were to waive all vesting requirements in the event of a termination without cause or upon another event, is as shown below. In the event of a termination without cause, no amounts would vest absent waiver of vesting requirements. Amounts shown are based on a price of $49.98 per share, the closing market price on December 30, 2016.

	Termination Value ($)
Name	Retirement at or after Age 62	Termination Without Cause if Vesting Waived	Change in Control Value ($)	Death Or Disability Value (S)
Augustus C. Griffin	--	$2,851,859	$2,851,859	$2,851,859
David E. Rindom	$1,956,317	2,632,147	3,087,365	2,632,147
David E. Dykstra	--	2,339,114	2,786,035	2,339,114
Thomas K. Pigott	--	439,774	439,774	439,774
Michael Buttshaw	--	627,699	627,699	627,699

Annual Incentive Plan

If an employee’s employment during a plan year terminates for any reason, he or she shall not be entitled to the payment of incentive compensation for the plan year. However, the Human Resources and Compensation Committee has full discretion to determine that payment of a prorated annual component may be made when termination results from job elimination, reduction in work force or other similar Company initiative or is otherwise without cause, or is encouraged or induced by incentives offered by us. Upon a change in control, the annual incentive plan terminates. The Committee will determine payments on an annualized basis, based on our performance through the most recently completed quarter for which financial results are available. Incentive compensation will be paid on a pro-rata basis (measured through the end of such quarter) in accordance with the guidelines for payment of annual incentive compensation described in “Compensation Overview – Annual Cash Incentive.” The Committee may elect to make a partial incentive compensation payment on the basis of estimated results before the end of the year. Payment is to be made in a lump sum as soon as feasible following the change in control, but in no event later than two and one-half months following the end of the plan year in which the change in control occurs.

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DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2016

The following table shows compensation earned by or paid to all persons who were directors during 2016 who were not also executive officers during such period.

Name	Fees Earned or Paid in Cash ($)(1)(3)(4)	Common Stock (vested) ($)(2)(3)	All Other Compensation ($)	Total ($)
James L. Bareuther	$43,758	$44,492	-	$88,250
John P. Bridendall, Former Director	10,801	10,699	-	21,500
David J. Colo	83	110,167	-	110,250
Terrence P. Dunn	85	111,915	-	112,000
Anthony P. Foglio	16,322	91,678	-	108,000
George W. Page, Jr.	75,027	29,973	-	105,000
Daryl R. Schaller	75,027	29,973	-	105,000
Karen L. Seaberg	104,527	29,973	-	134,500
M. Jeannine Strandjord	69,296	49,704	-	119,000

(1)
Employee directors do not receive any fees for attendance of any meeting of the Board of Directors. Non-employee directors receive an annual retainer of $95,000 payable as follows: $65,000 in cash paid in quarterly installments (in advance at the election of the director) and $30,000 in restricted stock (which shall vest upon the election of the director). The chairperson of the Audit Committee is paid an additional retainer of $14,000, the chairperson of the Human Resources and Compensation Committee is paid an additional retainer of $7,000 and the chairperson of the Nominating and Governance Committee is paid an additional retainer of $7,000. The annual fee for serving as Chairperson of the Board is $35,000. Additionally, non-employee directors are paid additional compensation for meetings in excess of four board meetings and twelve committee meetings of $3,000 for unscheduled “on-site” meetings, $1,500 for a telephonic Board call and $1,000 for a telephonic committee call.

(2)
Pursuant to the Non-Employee Directors’ Restricted Stock Plan, on the first business day following the date of each Annual Meeting of stockholders, each non-employee director was awarded shares of restricted stock with a fair market value of $30,000, as determined on such first business day following the Annual Meeting. Fractional shares were paid in cash. The amount shown in the table is the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Grant date fair value per share was assumed to be the closing price of the Company’s Common Stock on the grant date.

(3)
Mr. Bridendall elected to receive half of his cash compensation in shares of Common Stock. Mr. Bareuther elected to receive a quarter of his cash compensation in shares of Common Stock. Mrs. Strandjord elected to receive all of her cash compensation relating to first quarter 2016 in shares of Common Stock. Mr. Foglio elected to receive all of his cash compensation relating to the second, third and fourth quarters of 2016 in shares of Common Stock. Messrs. Colo and Dunn elected to receive all of their cash compensation in shares of Common Stock.

(4)	Fees for fourth quarter 2016 meetings and retainers were paid during first quarter 2017.

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PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 17, 2017, the number of shares beneficially owned and the percentage of ownership of the Company’s Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company’s capital stock outstanding, (ii) each director and director nominee of the Company, (iii) each of the named executive officers named in the Summary Compensation Table, (iv) all directors and executive officers of the Company as a group.

	Amount and nature of beneficial ownership (a)
Name of beneficial owner	Common Stock		Preferred Stock
	No. of Shares	%	No. of Shares	%
James L. Bareuther	1,572	*	–	–
David J. Colo	5,038	*	–	–
Terrence P. Dunn (b)	58,170	*	–	–
David E. Dykstra (c)	29,440	*	–	–
Anthony P. Foglio (d)	31,648	*	–	–
Michael Buttshaw	–	*	–	–
Augustus C. Griffin	44,681	*	–	–
George W. Page, Jr. (e)	35,818	*	18	4.1
Thomas Pigott	5,500	*	–	–
David E. Rindom (f)	88,290	*	–	–
Daryl R. Schaller, Ph.D. (g)	71,095	*	–	–
Karen L. Seaberg (h)	3,518,645	21.1	297	68.0
M. Jeannine Strandjord (i)	41,560	*	–	–
All executive officers and directors as a group (15)	3,931,769	23.5	315	72.1
Kansas University Endowment Association**	–	–	111	25.4
Dimensional Fund Advisors LP***	1,038,925	6.2	–	–

* less than 1%
** Based on Schedule 13D filed by Karen L. Seaberg on December 12, 2013, Kansas University Endowment Association (“KU”) received 111 shares of preferred stock as a result of termination of the MGP Ingredients, Inc. Voting Trust.
***Based on its Schedule 13G/A filed on February 9, 2017, Dimensional Fund Advisors LP (“Dimensional”) has a business address of Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Its Schedule 13G/A indicates sole voting power over 1,030,869 shares of the Company’s Common Stock and sole dispositive power over 1,038,925 shares of the Company’s Common Stock. Dimensional furnishes investment advice to investment companies and serves as investment manager to certain trusts and separate accounts, which hold all of the Company’s Common Stock reported as beneficially owned on Dimensional’s Schedule 13G/A. Dimensional disclaims beneficial ownership of such securities.

(a)
For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them. Except as otherwise indicated in the table or the footnotes below, as of March 17, 2017, each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002. Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons.

(b)	Includes 1,409 shares of Common Stock held directly and 56,761 shares of Common Stock held in a trust.

(c)	Includes 23,702 shares held directly and 5,738 shares held jointly with spouse.

(d)	Includes 6,648 shares of Common Stock held directly and 25,000 shares of Common Stock held in an IRA.

(e)	Includes 13,545 shares of Common Stock held jointly with a spouse, 16,000 shares held in an IRA, and 6,273 shares held in a family trust and 18 shares of Preferred Stock held directly.

(f)	Includes 23,601 shares of Common Stock held directly and 64,689 shares of Common Stock held in a trust.

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(g)	Includes 2,258 shares of Common Stock held directly, 5,000 shares of Common Stock held in an IRA and 63,837 shares of Common Stock held in a trust.

(h)
Includes 10,000 shares of Common Stock held directly, 2,502,945 shares of Common Stock held by the Cray MGP Holdings LP, 212,838 shares of Common Stock held in a trust over which Ms. Seaberg has voting and disposition power, 611,069 shares of Common Stock in spouse’s trust over which Ms. Seaberg may be deemed to have voting and disposition power, 112,627 shares of Common Stock in an IRA, 69,166 shares of Common Stock in the Seaberg Family Foundation over which Ms. Seaberg may been deemed to have voting and disposition power, 226 shares of Preferred Stock held directly and 71 shares of Preferred Stock held by spouse.

(i)	Includes 41,650 shares of Common Stock held in a trust.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and the Company’s officers’ and directors’ written representations, the Company believes that during 2016, all required reports were filed except as follows: (i) two Forms 4 were filed late for James L. Bareuther, relating to two total transactions; (ii) two Forms 4 and one Form 5 were filed late for Augustus C. Griffin, relating to four total transactions; (iii) one Form 5 was filed late for M. Jeannine Strandjord, relating to one transaction; (iv) two Forms 4 and one Form 5 (which related to 2015 transactions) were filed late for Karen L. Seaberg, relating to twenty total transactions; and (v) one Form 4 was filed late for David E. Dykstra, relating to one transaction (which occurred in 2014).

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RELATED PARTY TRANSACTIONS

Written policies and procedures adopted by the Company's Audit Committee address its review of transactions that would or potentially would be transactions of more than $120,000 in which the Company's participates and in which any "related person" has a direct or indirect material interest.  A "related person" is a director, executive officer, 5% or more stockholder, or immediate family member of any such person.  The policies and procedures require our directors and executive officers to notify our CEO of the facts and circumstances of the transaction. If our CEO determines that the proposed transaction is a related person transaction as defined in the written policies and procedures, then the proposed transaction is submitted to the Audit Committee for consideration.

For each potential or actual transaction that is or would be a related party transaction, the Audit Committee considers, where applicable:

•	the benefits to the Company;

•
the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products and services;

•	the terms and conditions of the proposed transaction; and

•	the terms and conditions available with unrelated third persons.

The policies and procedures prohibit interested Audit Committee members from participating in the review, consideration or approval of any transaction with respect to which such member is directly or indirectly the related person. The Audit Committee only approves those transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.  Annually, the Audit Committee reviews any previously approved related person transaction that remains ongoing, to ensure that the transaction remains in, or is not inconsistent with, the best interests of the Company and its stockholders.  The Audit Committee has approved the transactions described below.

Anthony Foglio, a director of the Company, serves as an employee and is trustee of trusts holding 25% of the equity interest in another company that entered into transactions with the Company in 2016. The Company recorded revenue from these transactions that totaled $155,466. Mr. Foglio did not have any involvement in the negotiation of the transactions for either party.

OTHER MATTERS
We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment. A proxy also confers discretionary authority on the persons named to approve minutes of last year’s Annual Meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.
INDEPENDENT PUBLIC ACCOUNTANTS
In 2016, KPMG LLP served as independent registered public accountants. Representatives of KPMG LLP will be present at the stockholders’ meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.
AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS

Set forth below are the aggregate fees billed the Company by its principal accountant, KPMG LLP, for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees (“Audit-Related Fees”), (iii) professional services rendered for tax compliance, tax advice or tax planning (“Tax Fees”) and (iv) other products and services (“Other Fees”).
The Audit Committee considers whether the provision of such services is compatible with maintaining the independence of its principal auditor. The Audit Committee has the sole right to engage and terminate the Company’s independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees. The Audit Committee has empowered its chairman to act on the Committee’s behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Committee at its next scheduled meeting. The Audit Committee may provide for the pre-approval of services through the adoption of additional pre-approval policies and procedures, provided the policies and procedures are detailed as to the particular services, the Audit Committee is informed of each service and the procedures do not include delegation to management of audit committee responsibilities under the Securities Exchange Act of 1934, as amended. The Audit Committee pre-approved of all services KPMG LLP rendered to the Company for 2016.

CORE/3001926.0002/131169639.14

Type of Fee	Amount
	2016	2015	2014
Audit Fees	$866,300	$836,400	$856,350
Audit Related Fees	0	0	0
Tax Fees	0	0	0
All Other Fees	0	0	0
Total	$866,300	$836,400	$856,350

PROXY SOLICITATIONS

This proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne directly by the Company. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.
STOCKHOLDER PROPOSALS

Including Stockholder Proposals in the 2018 Annual Meeting Proxy Statement. Stockholders who intend to present proposals for inclusion in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention: Lori Norlen, Corporate Secretary, so that they are received on or before December 11, 2017. The proposal must comply with applicable securities regulations. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders.
Stockholder Proposals Presented at the 2018 Annual Meeting. With respect to stockholder proposals to be presented at the 2018 Annual Meeting that are not intended to be included in our proxy statement relating to that meeting, pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), a stockholder’s written notice of such proposal, in the form specified in the Bylaws, must be delivered to or mailed and received at our principal executive offices no earlier than February 1, 2018 and no later than March 3, 2018. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice of by March 3, 2018, with respect to proxies submitted for the 2018 Annual Meeting of the Company’s stockholders.
Stockholder Director Nominations. Pursuant to the Bylaws, in order to nominate persons for election to the Board of Directors at the 2018 Annual Meeting of the Company’s stockholders, a stockholder must deliver notice of the intention to submit nominations at the meeting, in the form specified in the Bylaws, to the Secretary of the Company no earlier than February 1, 2018 and no later than March 3, 2018.
MGP reserves the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.
HOUSEHOLDING

Only one copy of the Company’s Notice, and if applicable, our annual report (as amended) and the Proxy Statement, has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly and free of charge, upon oral or written request, a separate copy of the Notice, and if applicable, annual report (as amended) and Proxy Statement, to any stockholder at the same address. If you wish to receive a separate copy of the Notice, annual report (as amended) and Proxy Statement, free of charge, you may write to the Corporate Secretary of the Company at MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002 or call the Corporate Secretary at 913-360-5448. You can contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

CORE/3001926.0002/131169639.14

COMMUNICATIONS WITH DIRECTORS AND DIRECTOR
ATTENDANCE AT STOCKHOLDER MEETINGS

The Company’s policy is to ask directors to attend the Annual Meeting of stockholders, and all of the directors attended last year’s Annual Meeting. Stockholders may communicate directly with Board members by writing the Board or individual Board members in care of the Company’s Secretary at the Company’s executive offices. Letters should be addressed as follows: Name of director - In care of Lori Norlen, Corporate Secretary - MGP Ingredients, Inc. – Cray Business Plaza, 100 Commercial Street, P.O. Box 130 - Atchison, Kansas 66002.
By Order of the Board of Directors
Karen Seaberg
Chairperson of the Board
April 18, 2017
Cray Business Plaza 100 Commercial Street
P.O. Box 130
Atchison, Kansas 66002-0130
Phone: 913-367-1480
www.mgpingredients.com

CORE/3001926.0002/131169639.14

*MGP INGREDIENTS, INC.*
*CRAY BUSINESS PLAZA*
*100 COMMERCIAL STREET*
*ATCHISON, KS 66002-0130*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28588-P85581-Z69234 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**MGP INGREDIENTS, INC**

**The Board of Directors recommends you vote FOR the following proposal:**

1. Election of Directors

**Nominees:**

| **Group A** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. James L. Bareuther | ☐ | ☐ | ☐ |
| 1b. Terrence P. Dunn | ☐ | ☐ | ☐ |
| 1c. Anthony P. Foglio | ☐ | ☐ | ☐ |
| 1d. Daryl R. Schaller | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2 and 3.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm; | ☐ | ☐ | ☐ |
| 3. To adopt an advisory resolution to approve the compensation of our named executive officers; and | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote 1 YEAR on proposal 4.** | **1 Year** | **2 Years** | **3 Years** | **Abstain** |
|---|---|---|---|---|
| 4. To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

CORE/3001926.0002/131169639.14

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E28589-P85581-Z69234

## MGP INGREDIENTS, INC.
## Annual Meeting of Shareholders
## June 1, 2017 10:00 AM CDT

**THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.**

The undersigned appoints Augustus C. Griffin, Thomas K. Pigott, and Karen L. Seaberg, or any of them, each with full power to appoint his or her substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 1, 2017, or at any adjournment thereof.

This proxy is revocable and it shall not be voted if the undersigned is present and voting in person. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

VOTING INSTRUCTION. To participants in the MGP Ingredients, Inc. Employee Stock Purchase Plan (the "ESPP"): This proxy/voting instruction card constitutes your voting instructions to the Plan Administrator, Wells Fargo, to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESPP and allocated to the account of the undersigned at the Annual Meeting of Shareholders to be held on June 1, 2017, or at any adjournment thereof.

IF YOU ARE A PARTICIPANT IN THE ESPP AND DO NOT DIRECT HOW THE ESPP SHARES SHOULD BE VOTED, THE PLAN ADMINISTRATOR WILL NOT VOTE THESE ESPP SHARES. The undersigned has received the Company's Annual Report for the fiscal year ended December 31, 2016 and its Proxy Statement.

**Continued and to be signed on reverse side**

V.1.1

CORE/3001926.0002/131169639.14